UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

VIPER POWERSPORTS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

19950 177th St., Ste. F Big Lake, MN		55309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 263-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CER 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐  Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐  Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a material Definitive Agreement

On August 3, 2007, Viper Powersports Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Melling Sportscars, Inc. (“Melling”) and its shareholders to acquire 100% of the outstanding capital stock of Melling through a tax-free stock exchange. The exchange ratio under the agreement provides that the Company shall issue 1.5 shares of its common stock for each outstanding common share of Melling. Accordingly, the Company will issue a total of 6,827,001 shares of its common stock to acquire all 4,551,334 common shares of Melling currently outstanding. The Agreement is subject to the approval of shareholders of both the Company and Melling. Upon completion of the stock exchange pursuant to the Agreement, Melling will become a wholly-owned subsidiary of the Company, and the current shareholders of Melling will then own approximately 30% of the Company.

The Agreement has not been entered into a arms-length, since current major shareholders of the Company own beneficially an aggregate of approximately 80% of the outstanding common shares of Melling, including 1,000,000 shares owned by John Silseth II, 1,000,000 shares owned by David Palmlund III, 1,000,000 shares owned by Al Melling, 216,167 shares owned by John Lai, 201,167 shares owned by Gary Lowenthal, 130,000 shares owned by Edmund and Bik Ha Toy and 70,000 shares owned by Donald Shiff.

Melling is a Minnesota corporation which was incorporated in 2005 and since then has been engaged in designing and developing a line of premium sportscars and sportscar engines. Melling is in the development stage and has not realized any revenues since its inception.

Item 9.01  Financial Statements and Exhibits

( C ) Exhibits

Exhibit 99.1 Stock Purchase Agreement between the Company and Melling Sportscars, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Powersports Inc.
Dated: August 8, 2007	By:	/s/ Jerome Posey
Jerome Posey, Chief Financial Officer